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                                                                   EXHIBIT 10.16

January 28, 2000


Joseph A. Affholter, Ph.D.
17440 Lakeview Drive
Morgan Hill, CA 95037

Re:  Separation from Employment

Dear Joe:

     This letter, upon your signature, will constitute the agreement between you and Maxygen, Inc. on the terms of your separation from employment with Maxygen.

     1.       Your employment with Maxygen will end effective January 28, 2000.

     2. You will be paid your base salary through the effective date of your separation, plus all accrued and unused FTO time, less customary payroll deductions.

     3. Within thirty days of your separation, you will return to Maxygen any and all information and materials you have that are or relate to Maxygen's Confidential Information, as that term is defined in the Confidential Information, Secrecy and Inventions Agreement you signed with Maxygen on April 29, 1998 (the "CI Agreement"), whether in hard copy, electronic form or in any other format. You further agree to continue to be bound by the terms of the CI Agreement.

              Notwithstanding the foregoing, it is understood that, by virtue of your former employment with Maxygen and your ongoing consultancy with Maxygen as described below, you will continue to have in your possession Confidential Information of Maxygen. You agree to treat such information as provided in the CI Agreement.

     4. Upon approval of the Maxygen Board of Directors, Maxygen agrees to accelerate the vesting of 20,675 stock options granted to you on June 19, 1998, under the terms of the Maxygen 1997 Stock Option Plan. Those shares will vest as of your separation date at an exercise price of $0.30 per share. An additional 6,875 stock options granted to you on June 19, 1998, under the terms of the Maxygen 1997 Stock Option Plan will vest on June 30, 2001, pursuant to the terms of the Exclusive Consulting Agreement attached hereto ("the Consulting Agreement"), which you agree to sign and which is incorporated into this letter by this reference. Except as provided in this Paragraph 4, Paragraph 5 below and the Exclusive Consulting Agreement, all other non-vested Maxygen stock options granted to you will be cancelled as of your separation date.
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Joseph A. Affholter
January 28, 2000
Page 2

     5. Maxygen also agrees that you will continue to be eligible to participate in the Maxygen Bonus Plan for 1998-1999, as follows. Maxygen acknowledges that you currently have 16,875 unvested Incentive Stock Options in the bonus plan at an exercise price of $0.75. The Board, in its sole discretion, has the right to determine whether to approve accelerated vesting of a percentage of unvested bonus options for the members of Maxygen's senior management team. Maxygen agrees that if the Board approves accelerated vesting of a percentage of bonus shares for other members of Maxygen's senior management team, you will receive accelerating of the same percentage under the same terms. Any additional unvested shares remaining in the bonus plan for which the Board does not approve accelerated vesting will be forfeited as of your separation date.

     6. Within 10 business days following the execution of this letter and the Consulting Agreement, Maxygen agrees to provide you with a mutually acceptable letter of recommendation from the President and Chief Executive Officer of Maxygen focusing on your professional strengths and contributions to Maxygen. Maxygen also agrees to work with you to develop a mutually acceptable public statement describing your departure from Maxygen. You agree to direct any questions regarding the reasons for your separation from Maxygen to the Vice President, Human Resources of Maxygen. On behalf of Maxygen, we will respond by stating only your dates of employment and job title and by reiterating information contained in the letter. Maxygen agrees to keep confidential all other aspects of the reasons for your separation from employment with Maxygen.

     7. Maxygen further agrees to modify the housing loans provided to you by Maxygen in March 1998 and April 1999 (which loans currently have a total outstanding principal balance of $150,000), to a personal loan for $150,000, with interest calculated semi-annually from February 1, 2001 at 5.59%, and to defer payment of such loan until April 1, 2003 with respect to $72,500 of the principal and until March 30, 2004 with respect to $77,500 of the principal. You agree that the personal loan will be secured by a pledge of vested shares of Maxygen stock valued at $300,000 as of the date your loans are converted, upon your execution of the loan documents attached hereto. Maxygen further to defer repayment of the loan provided to you in connection with your early exercise of Incentive Stock Options on October 9, 1999 to June 30, 2002, provided that the Consulting Agreement has not been terminated before June 30, 2001 (a) for cause by Maxygen, or (b) for any reason by you.

     8. In consideration of all the above, you, for yourself, your representatives, heirs, successors and assigns, waive and release and promise never to assert any and all claims that you have or might have as of the date you sign this letter, whether known or unknown, against Maxygen, and its current and former officers, directors, shareholders, agents, attorneys, employees, successors, assigns, parents, affiliates and subsidiaries, arising from or related to your employment with Maxygen, and/or the termination of your employment with Maxygen.
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Joseph A. Affholter
January 28, 2000
Page 3

               These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, and the law of contract and tort.

     9. You, for yourself, your representatives, heirs, successors and assigns, waive, release and promise never to assert any such claims, even if you do not believe that you presently have such claims. You therefore waive your rights under section 1542 of the California Civil Code, which states:

          A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

     10. Unless required by law, you will use your best efforts not to disclose to others any information regarding:

          (a) any Confidential Information of Maxygen, as that term is defined in the CI Agreement;

          (b) the terms and nature of this separation letter and the benefit being paid under it. However, you may disclose this information to your spouse and immediate family, and to your attorney(s), accountant(s) or tax expert(s), investment or other advisor(s) to whom you believe you must make the disclosure in order for them to render professional services to you. You will require them, however, to maintain the confidentiality of this information just as you must.

     11. In the event that you breach any of your obligations under this separation letter or as otherwise imposed by law, Maxygen will be entitled to recover the benefit paid under the agreement and to obtain all other relief provided by law or equity. Notwithstanding the foregoing, in the event of any breach of the provisions of Paragraph 10(b) above, Maxygen's ability to recover the benefits paid to you under this letter will be reduced by 25% upon each successive anniversary of the date on which you sign this letter.
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Joseph A. Affholter
January 28, 2000
Page 4

          Joe, I am pleased that we were able to end your employment with Maxygen on these amicable terms. Maxygen and I thank you for your service to the Company and wish you every success in your future endeavors.

          Sincerely,

          /s/ Russell Howard

          Russell Howard
          President and Chief Executive Officer
          Maxygen, Inc.


By signing this letter, I acknowledge that I have had the opportunity to review this separation letter carefully; that I have read and understand the terms of the letter and that I voluntarily agree to them; and that I have been advised that I may consult with an attorney prior to signing this letter and the release contained herein.

                                     /s/ Joseph A. Affholter
Dated:  January 28, 2000.          __________________________
                                    Joseph A. Affholter, Ph.D.